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EXHIBIT 10.80

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is made as of December 18, 2002 (the "Effective Date"), between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware ("VCAMPUS") and Daniel John Neal, a citizen and resident of Montgomery County, Maryland.

        WHEREAS, VCAMPUS and Neal are parties to that certain Employment Agreement dated as of August 8, 2000 ("Original Agreement"); and

        WHEREAS, VCAMPUS AND Neal have agreed for Neal to resign as Chief Executive Officer and President of VCampus, effective upon execution of this Agreement; and

        WHEREAS, VCAMPUS desires to continue employing Neal and Neal desires to continue his employment with VCAMPUS as Executive Vice Chairman; and

        WHEREAS, the parties desire to amend the Original Agreement as described in this Agreement; and

        WHEREAS, the parties acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCAMPUS' clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCAMPUS, having been acquired through VCAMPUS' efforts and the expenditure of considerable time and money, are among the principal assets of VCAMPUS; and

        WHEREAS, the parties acknowledge that as a result of the position(s) in which Neal will be employed, Neal will develop special skills and knowledge peculiar to VCAMPUS' business, whereby he will become, through his employment with VCAMPUS, acquainted with the identities of the clients and customers of VCAMPUS, and will acquire access to the techniques of VCAMPUS in carrying on its business, as well as other confidential and proprietary information; and

        WHEREAS, the parties hereto acknowledge that the Covenants set forth in Section 8 of this Agreement are necessary for the reasonable and proper protection of VCAMPUS' confidential and proprietary information (as defined herein), customer relationships, and the goodwill of VCAMPUS' business, and that such Covenants constitute a material portion of the consideration for Neal's employment hereunder.

        NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Term; Duties.    VCAMPUS agrees to employ Neal, and Neal agrees to be employed, as Executive Vice Chairman of VCAMPUS, from the Effective Date through December 31, 2003 (the "Term"), unless such employment is sooner terminated as provided herein. In his position as Executive Vice Chairman, Neal's duties shall include strategic planning and business development initiatives, at the direction of the Chief Executive Officer of VCAMPUS as well as other duties reasonably assigned by VCAMPUS.

        2.    Intentionally deleted.

        3.    Compensation.

          (a)    Base Salary.    During the Term, in consideration of Neal's services as Executive Vice Chairman (or any other capacity in which Neal may be employed by VCAMPUS), VCAMPUS shall pay Neal a minimum annual base salary of One Hundred Sixty Thousand Dollars ($160,000.00) per annum, payable in equal monthly installments in accordance with VCAMPUS' normal payroll practices.

          (b)    Stock Options.    Any remaining obligation of VCAMPUS to issue additional performance-based stock options to Neal pursuant to Section 3(c) of the Original Agreement is hereby terminated effective upon execution of this Agreement.

          (c)    Performance Bonus.    In the sole discretion of the VCAMPUS Board of Directors (the "Board") and conditioned upon Neal meeting any performance criteria set by the Board, Neal shall be eligible to receive bonus compensation in an amount determined by the Board.

          (d)    Commissions.    Neal may become entitled to receive commissions, but only to the extent evidenced by a written agreement between VCAMPUS and Neal, based on new business developed by Neal during the Term.

        4.    Employee Benefits, Vacation.    During the term of this Agreement, Neal shall be eligible to receive and/or participate in all employee benefits that are offered by VCAMPUS to its executive employees, including, without limitation, major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Neal. VCAMPUS shall also provide Neal with life insurance in an amount equal to twice his annual base salary. During the Term, Neal shall be entitled to receive up to one hundred twenty (120) hours of paid vacation per calendar year. No accrued but unused vacation for 2003 can be carried over to 2004, but any accrued but unused vacation for 2002 (up to 40 hours) can be used in 2003. Except as may be required by law, VCAMPUS will not provide Neal with monetary compensation for such accrued but unused vacation time.

        5.    Reimbursement of Expenses.    Neal is authorized to incur reasonable expenses in connection with the business of VCAMPUS including expenses for travel and similar items. VCAMPUS will reimburse Neal for all such reasonable and management-approved expenses upon itemized account of expenditures.

        6.    Termination.

          (a)    Termination Without Cause.    Either VCAMPUS or Neal may terminate this Agreement without cause immediately upon written notice to the other party. Upon termination without cause, Neal shall receive accrued but unpaid base salary, any pro rata performance bonus (as determined in the reasonable discretion of the Board) and any unpaid commissions earned pursuant to any agreement referred to in Section 3(d) hereof, all for days worked prior to termination. If terminated without cause by VCAMPUS, Neal will also receive the Severance Benefit described in Section 7.

          (b)    Termination for "Cause".    VCAMPUS may discharge Neal immediately for "Cause," which shall be limited to:

              (i)  Neal's gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCAMPUS;

            (ii)  the conviction of, or the entering of a plea of no contest by Neal for a felony or crime involving moral turpitude;

            (iii)  the Board of Directors determines that Neal has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for the Company; or

            (iv)  the Board of Directors determines that Neal has materially breached this Agreement or repeatedly failed to carry out the reasonable directions of the Board of Directors of the Company, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Neal of written notice specifying in reasonable detail the failure to so carry out such directions.

  If Neal is terminated for "Cause," pursuant to subsection 6(b)(i), 6(b)(iii) or 6(b)(iv), VCAMPUS agrees to provide Neal with written notice of the reasons for its decision to terminate his employment. Upon receipt of such notice from VCAMPUS, Neal's employment with VCAMPUS shall be temporarily suspended for a period of thirty (30) days following Neal's receipt of such written notice (the "Suspension Period"), and Neal shall have thirty (30) days in which to respond to the Board of Directors. During the Suspension Period, Neal shall continue to receive the compensation benefits set out in Section 3(a) hereof, but Neal agrees that he shall not have any rights to vest or exercise the options granted by VCAMPUS. If, in the sole discretion of the Board of Directors, Neal's response to the Board of Directors' written notice is satisfactory, Neal shall be reinstated to his position and the options granted to Neal by VCAMPUS will vest as if Neal's employment had never been suspended.

  In the alternative, if, in the sole discretion of the Board of Directors, Neal's response to the Board of Directors' written notice is unsatisfactory for any reason whatsoever, then Neal's employment hereunder will be terminated immediately. Provided, however, that within thirty (30) days after such termination Neal may elect to commence an arbitration proceeding in McLean, Virginia, to determine whether Cause for termination existed, solely for the purposes of determining whether Neal may be entitled to the Severance Benefit provided in Section 7, but not for the purpose of reinstatement. Any such arbitration proceeding shall be conducted before a panel of arbitrators in accordance with the then-effective National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The expenses of the parties to such arbitration shall be apportioned as determined by the arbitration panel.

          (c)    Termination for "Good Reason".    During the Term, Neal may terminate this Agreement for "Good Reason" (as defined below) by giving VCAMPUS written notice of the event constituting Good Reason. Such termination shall become effective thirty (30) days following delivery of notice thereof by Neal to VCAMPUS. If Neal terminates this Agreement for Good Reason, Neal shall be entitled to receive the Severance Benefit described in Section 7 hereof.

  "Good Reason" shall exist if:

              (i)  In the event of a "Change of Control" (as defined in subsection 6(c)(iv)), Neal shall have the option within a ninety (90) day period commencing three (3) months after the Change of Control to terminate his employment voluntarily, or

            (ii)  There is a material change in Neal's duties, titles, authority or position with VCAMPUS, excluding isolated or insubstantial action not taken in bad faith and remedied by VCAMPUS within thirty (30) days after receipt of notice thereof by Neal; or

            (iii)  There is a failure by VCAMPUS to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by Neal to VCAMPUS.

            (iv)  For purposes of this Agreement, "Change of Control" shall mean (1) any merger, exchange offer involving VCAMPUS' stockholders, or sale of all or substantially all assets of VCAMPUS, in each case only if the stockholders of VCAMPUS immediately prior to such transaction own less than a majority of the voting shares of the entity surviving such transaction; and (2) a change in the composition of a majority of the members of the VCAMPUS Board of Directors.

          (d)    Termination due to Death or Disability.    In the event of Neal's death or "disability" (as defined below), this Agreement shall terminate immediately, and VCAMPUS shall pay to Neal's spouse or beneficiary (a) Neal's accrued unpaid base salary, (b) a prorated bonus, if earned and approved by the Board, for the portion of the year during which Neal was employed by VCAMPUS, and (c) Neal's accrued but unpaid commissions or other compensation, if any, for the period prior to termination. For purposes of this Agreement, "disability" shall mean the event of Neal's physical or mental inability (as verified by a physician selected by VCAMPUS) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least sixty (60) consecutive days during the Agreement.

        7.    Severance Benefit.    During the Term, if this Agreement is terminated (i) by VCAMPUS under Section 6(a) hereof, or by Neal under Section 6(c) hereof, then all options granted to Neal pursuant to the Original Agreement that are then issued and outstanding shall immediately become fully vested and Neal shall be entitled to receive, as his exclusive remedy for such termination, the severance benefit set forth in this Section 7 (the "Severance Benefit"). The Severance Benefit shall equal the remaining balance of Neal's base salary, due to Neal through the end of December 2003, less required withholdings. The Severance Benefit shall be payable to Neal in equal monthly installments consistent with VCAMPUS' standard payroll practices (the "Severance Period"), the first of such installments to be due within thirty (30) days after termination hereof. By way of illustration, if Neal were terminated without cause on June 30, 2003, his Severance Benefit would be $80,000, payable to Neal in installments in accordance with VCAMPUS' normal payroll practices through the end of 2003. During the Severance Period, VCAMPUS further agrees to pay the premiums in connection with Neal's continued participation in the VCAMPUS' group health plan pursuant to COBRA, subject to such plan's terms, conditions and restrictions. VCAMPUS' obligation to pay the Severance Benefit described herein is conditioned upon Neal's execution of a full Release of all claims that Neal may have against VCAMPUS in a form satisfactory to VCAMPUS.

        8.    Restrictive Covenants.    The following restrictions shall apply during Neal's employment by VCAMPUS and for the indicated periods of time following termination or expiration of this Agreement.

          (a)    Non-solicitation of Customers.    During Neal's employment with VCAMPUS, and for the one (1) year period of time following termination or expiration of this Agreement for any reason whatsoever, Neal agrees not to solicit business with any client or customer of VCAMPUS (which did business with VCAMPUS during Neal's employment), whether or not VCAMPUS is doing work for such client or customer as of the date of termination of Neal's employment.

          (b)    Nonsolicitation of Employees.    During Neal's employment with VCAMPUS, and for the one (1) year period following termination or expiration of this Agreement for any reason whatsoever, Neal further agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCAMPUS for the purpose of inducing that employee to terminate his/her employment with VCAMPUS.

          (c)    Non-disclosure.    During Neal's employment and for a period of one (1) year after termination or expiration of this Agreement for any reason whatsoever, Neal agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCAMPUS, regardless of whether the same shall be or may have been originated, discovered or invented by Neal or by Neal in conjunction with others. For purposes of this Agreement, the term "confidential or proprietary information" shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCAMPUS, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCAMPUS.

        9.    Remedies for Breach.    Neal hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 8 (the "Covenants") would result in immediate and irreparable harm to VCAMPUS, and that VCAMPUS' remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCAMPUS for any such violation. Therefore, any violation or threatened violation by Neal of the Covenants shall give VCAMPUS the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. Such remedies shall be cumulative and in addition to any other remedies VCAMPUS may have, at law or in equity.

        10.    Employee Representations.

          (a)    No Conflict.    Neal represents and warrants to VCAMPUS that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound. Neal agrees to hold harmless and indemnify VCAMPUS in the event that of any claims against VCAMPUS arising out of such breach.

          (b)    Director and Officer Liability Insurance.    Neal represents and warrants to VCAMPUS that: (i) he is unaware of any act or omission that would make him ineligible to be covered under VCAMPUS' Directors' and Officers' Liability Insurance Policy; and (ii) he is unaware of any act or omission that would materially increase VCAMPUS' premiums under its Directors' and Officers' Liability Insurance Policy.

        11.    Return of VCAMPUS Property; Assignment of Inventions.

          a.    Return of Property.    Upon the termination of Neal's employment with VCAMPUS for any reason, Neal shall leave with or return to VCAMPUS all personal property belonging to VCAMPUS ("VCAMPUS Property") that is in Neal's possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCAMPUS Property contains confidential or proprietary information of VCAMPUS as described in Section 11(c) hereof.

          b.    Assignment of Inventions.    If at any time or times during Neal's employment, Neal shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of VCAMPUS or any of the products or services being developed, manufactured or sold by VCAMPUS or that may be used in relation therewith, (ii) results from tasks assigned him by VCAMPUS or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by VCAMPUS, such Developments and the benefits thereof shall immediately become the sole and absolute property of VCAMPUS and its assigns, and Neal shall promptly disclose to VCAMPUS (or any persons designated by it) each such Development and hereby assigns any rights Neal may have or acquire in the Developments and benefits and/or rights resulting therefrom to VCAMPUS and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to VCAMPUS.

          c.    Cooperation.    Upon disclosure of each Development to VCAMPUS, Neal will, during his employment and at any time thereafter, at the request and expense of VCAMPUS, sign, execute,

  make and do all such deeds, documents, acts and things as VCAMPUS and its duly authorized agents may reasonably require:

                i.  To apply for, obtain and vest in the name of VCAMPUS alone (unless VCAMPUS otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

              ii.  To defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

          d.    Power of Attorney.    In the event VCAMPUS is unable, after reasonable effort, to secure Neal's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Neal's physical or mental incapacity or for any other reason, Neal hereby irrevocably designates and appoints VCAMPUS and its duly authorized officers and agents as Neal's agents and attorneys-in-fact, to act for and in behalf of Neal and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Neal.

        12.    Survival.    The provisions of Sections 8, 9, 10, and 11 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

        13.    Effect of Amendment.    Upon execution of this Agreement, the Original Agreement shall immediately terminate, Neal shall be deemed to have voluntarily resigned from his position as Chief Executive Officer and President of VCAMPUS and this Agreement shall become effective immediately. Thereafter, this Agreement shall set forth the final and complete Agreement of the parties, and Neal releases any and all claims he may have under the Original Agreement. This Agreement shall not be assigned by Neal and may not be modified except by way of a writing executed by both parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

        14.    Notices.    Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail or personal delivery, addressed as follows:

  If to Neal:

    Daniel J. Neal
    8088 Clifford Avenue
    Chevy Chase, MD 20815

  With a copy to:

    Paley, Rothman, Goldstein, Rosenberg & Cooper, Chartered
    4800 Hampden Lane
    7th Floor
    Bethesda, Maryland 20814
    Attention: Hope Eastman

  If to VCAMPUS:

    VCampus Corporation
    8251 Greensboro Drive, Suite 500
    McLean, VA 22101
    Attn: Nat Kannan

  With a copy to:

    Wyrick Robbins Yates & Ponton LLP
    Suite 300
    4101 Lake Boone Trail
    Raleigh, NC 27607
    Attn: Kevin A. Prakke

        15.    Governing Law.    The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Virginia.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

VCAMPUS Corporation
By:
Corporate Seal	Name:	Nat Kannan
	Title:	Chairman of the Board and CEO
Attest:
Secretary
(SEAL)
Daniel John Neal

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  EXHIBIT 10.80
AMENDED AND RESTATED EMPLOYMENT AGREEMENT